Eventbrite Provides September Operating Update
Paid tickets grew 17% in August vs July, driven by a 26% increase in tickets to in-person events
Advance payout balance reduced by $14 million since early August
CEO and CFO to present at Goldman Sachs Communacopia Conference

September 16, 2020

SAN FRANCISCO--(BUSINESS WIRE)-- Eventbrite, Inc. (NYSE: EB), a global self-service ticketing and experience technology platform, today provided an update on the company’s event ticketing trends and advance payout program. The month-on-month improvement in paid ticket trends the company experienced throughout the second quarter continued into the third quarter, as paid ticket volumes increased 17% in August compared to July, on top of a 25% increase in July compared to June. The improvement was primarily driven by growth in paid tickets to in-person events, which increased 26% in August compared to July and 50% in July compared to June. On a year-over-year basis, August paid ticket volume declined 65%, improving from an 82% decline in the second quarter of 2020.

“The growing activity on our platform reflects the enduring appeal of live events, as well as the ubiquity of the Eventbrite platform,” said Julia Hartz, co-founder and Chief Executive Officer. “More creators are leveraging Eventbrite’s self-service platform to deliver engaging live experiences through both online events and a growing number of the smaller, safer in-person gatherings. We are inspired by the resilience and ingenuity of our creators and remain committed to helping them succeed through and beyond the challenges presented by COVID-19.”

Throughout the summer and the peak of the festival season, Eventbrite has provided critical assistance to customers, as creators and attendees navigate a challenging environment. The company launched initiatives designed to not only advocate for creators, but also increase communication and flexibility with consumers with new offerings such as Event Credits. These efforts helped reduce the company’s advance payout balance to $230 million. Many creators have rescheduled their events for 2021 and have funded the majority of attendee refund requests on their own. Since reporting second quarter financial results in early August, Eventbrite's additional company-funded chargebacks and refunds amount to less than $0.3 million. The company’s total chargeback and refund losses since early March have been limited to $4.1 million.

Eventbrite’s scalable self-service platform continues to serve the live events industry during the global pandemic, and the company is committed to helping creators remain fully engaged with their communities as it becomes safer to do so.

Goldman Sachs Communacopia Conference
As previously announced, Julia Hartz, Co-Founder & Chief Executive Officer, and Lanny Baker, Chief Financial Officer, are scheduled to participate today in a virtual fireside chat at the Goldman Sachs Communacopia Conference at 2:05 p.m. Eastern time, where they plan to discuss these and other trends in Eventbrite’s business. A live webcast and replay of the fireside chat will be available on the company’s investor relations website at https://investor.eventbrite.com. The replay will be available for 90 days. Information on our website (including but not limited to the webcast) is not incorporated by reference herein.

About Eventbrite
Eventbrite is a global self-service ticketing and experience technology platform that serves a community of nearly one million event creators in over 180 countries. Since inception, Eventbrite has been at the center of the experience economy, transforming the way people organize and attend events. The company was founded by Julia Hartz, Kevin Hartz and Renaud Visage, with a vision to build a self-service platform that would make it possible for anyone to create and sell tickets to live experiences. The Eventbrite platform provides an intuitive, secure, and reliable service that enables creators to plan and execute their live and online events, whether it’s an annual culinary festival attracting thousands of foodies, a professional webinar, a weekly yoga workshop or a youth dance class. With over 300 million tickets distributed to more than 4 million experiences in 2019, Eventbrite is where people all over the world discover new things to do or new ways to do more of what they love. Learn more at www.eventbrite.com.

Forward Looking Statements
This press release contains forward-looking statements, including but not limited to statements regarding the company’s interim operational performance and advance payout trends. These forward-looking statements reflect the company’s views regarding current expectations and projections about future events and conditions and are based on currently available information. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict, including risks related to the ongoing COVID-19 pandemic and resulting worldwide cancellation of live events, which had been the cornerstone of the company’s business, and related uncertainty regarding the duration of the shutdown of live events, the possibility that future shutdowns will occur and uncertainty around the gradual reopening of the global events economy, and the Risk Factors identified in the company’s most recently filed quarterly report on Form 10-Q; therefore, the company’s actual results could differ materially from those expressed, implied or forecast in any such forward-looking statements. Expressions of future goals and expectations and similar expressions, including "may," "will," "should," "could," "aims," "seeks," "expects," "plans," "anticipates," "intends," "believes," "estimates," "predicts," "potential," "targets," and "continue," reflecting something other than historical fact are intended to identify forward-looking statements. Unless required by law, the company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. However, readers should carefully review the reports and documents the company files or furnishes from time to time with the Securities and Exchange Commission, particularly its annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.